EXHIBIT 99.1

MAGELLAN PETROLEUM CORPORATION
News release

MAGELLAN ANNOUNCES TAX SETTLEMENT WITH
AUSTRALIAN TAXATION OFFICE

HARTFORD, Conn., February 7, 2008 – Magellan Petroleum Corporation (NASDAQ:  MPET) (ASX: MGN) reported that the Company’s wholly-owned subsidiary, Magellan Petroleum Australia Limited (“MPAL”) has reached an agreement to settle an ongoing dispute between MPAL and the Australian Taxation Office (“ATO”) concerning the matters discussed below for an aggregate settlement payment by MPAL to the ATO of (Aus.) $14.6 million (U.S. $13.1 million).

Walter McCann, the Company’s Chairman of the Board, said “The Boards of Directors of the Company and MPAL deliberated long and hard over this settlement.  Our tax returns were based upon the advice of our tax advisors, Ernst & Young, and we have an ATO letter that stated that PPPL was an in-house finance company. The ATO nevertheless continued to aggressively pursue what amounts to a change in their policy which they applied retroactively. Settlement avoids a protracted and costly legal battle with the ATO. Litigation would have diverted the Company’s management and resources from the Company’s business of oil and gas exploration and development. A loss in court would undoubtedly have resulted in a much higher payment of taxes, interest and possibly penalties. The Board of Directors of the Company, in consultation with its advisors and the MPAL Board, concluded that the settlement lets us clear the way for progress and is, therefore, in the best interest of the Company and its shareholders.”

As previously disclosed in the Company’s press release dated September 5, 2007 and in subsequent filings with the Securities and Exchange Commission, the tax dispute with the ATO resulted from an ATO audit of the Australian income tax returns of MPAL and its wholly owned subsidiaries for the years 1997- 2005.  In a comprehensive audit conducted for the period 1992-94, the ATO concluded that an MPAL subsidiary was carrying on business as a money lender and accordingly should, for taxation purposes, account for its interest income on an accrual basis rather than on a cash basis. MPAL accepted this conclusion and from that point forward determined its annual Australian taxation liability on that basis (including claiming deductions for bad debts as a money lender).

The recent ATO audit focused on certain income tax deductions claimed by Paroo Petroleum Pty. Ltd. (“PPPL”), a wholly-owned subsidiary of MPAL, related to the write-off of outstanding loans made by PPPL to other entities within the MPAL group of companies. As a result of this audit, in August 2007, the ATO issued “position papers” to MPAL which set forth the ATO’s opinions that these previous deductions should be disallowed, resulting in additional income taxes being payable by MPAL and its subsidiaries. In the position papers, the ATO set out its legal basis for its conclusions. In its position papers, the ATO indicated that the amended tax liabilities arising from its proposed positions would be (Aus.) $13,392,460 (U.S. $12,003,930), plus possible interest and penalties, which could have exceeded the amount of the amended tax liabilities asserted by the ATO.

Although the Company and MPAL did not agree with the tax positions asserted by the ATO, in the interest of avoiding a costly and lengthy legal dispute, MPAL in late 2007 entered into settlement discussions with ATO staff.

As a result of these settlement discussions, MPAL has agreed to pay Aus. $10.34 million (U.S. $9.27 million) in amended tax liabilities and an additional Aus. $4.3 million (U.S. $3.9 million) in interest on the amended tax liabilities. The settlement payment will be made out of MPAL’s available cash on hand, and is scheduled to be paid to the ATO on or before February 14, 2008.  This settlement payment will be recorded in the Company’s financial statements for the second quarter ended December 31, 2007 as a charge against earnings in an amount of approximately U.S. $0.31 per share.  The Company has been advised that approximately Aus. $4.3 million (U.S. $3.9 million) of the settlement payment will be deductible by MPAL on its Australian income tax returns for fiscal year 2008 resulting in a $.03 per share tax benefit.

As agreed by the parties, the ATO has issued assessments for the agreed upon amended tax liabilities.  Under the terms of the Deed of Settlement entered into today, MPAL agreed not to object to or appeal ATO’s amended assessments. Provided that the settlement payments are made as scheduled on or before February 14, 2008, the Deed of Settlement with the ATO will constitute a complete release and extinguishment of the tax liabilities of MPAL and its subsidiaries with respect to the amended assessments and the prior bad debt deductions.

Forward Looking Statements

Statements in this release which are not historical in nature are intended to be, and are hereby identified as, forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995. These statements about Magellan and MPAL may relate to their business properties and prospects, revenues, expenses, operating cash flows, and other matters that involve a number of uncertainties that may cause actual results to differ materially from expectations. Among these risks and uncertainties are the future outcome of the negotiations for gas sales contracts for the remaining uncontracted reserves at both the Mereenie and Palm Valley gas fields in the Amadeus Basin, pricing and production levels from the properties in which the Company has interests, the extent of the recoverable reserves at Magellan/MPAL properties and the risk that any wells drilled may fail to encounter hydrocarbons in commercially recoverable quantities. Any forward-looking information provided in this release should be considered with these factors in mind. Magellan assumes no obligation to update or revise any forward-looking statements contained in this release, whether as a result of new information, future events or otherwise.

Contact:  Daniel J. Samela, at (860) 293-2006